Exhibit 23.2

Norman T. Reynolds Law Firm
3262 Westheimer Road, Suite 234
Houston, Texas 77098
Telephone (713) 503-9411
Telecopier (713) 456-2509

February 28, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C.  20549

Re:           Power3 Medical Products, Inc. – Form S-8

Gentlemen:

We have acted as special counsel to Power3 Medical Products, Inc., a New York corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 25,000,000 shares of its common stock, par value $0.001 per share, which are issuable pursuant to the Power3 Medical Products, Inc. 2011 Equity Awards Plan.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Norman T. Reynolds Law Firm